1999 AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
STOCK INCENTIVE PLAN
FORM OF PERFORMANCE AWARD AGREEMENT

THIS AGREEMENT (the "Agreement"), is made effective as of {INSERT DATE} (the "Date of Grant"), between American Axle & Manufacturing Holdings, Inc., a Delaware corporation (the "Company"), and {INSERT NAME} (the "Participant"):

RECITALS:

A.  The Company has adopted the 1999 American Axle & Manufacturing Holdings, Inc. Stock Incentive Plan (the "Plan").  The Plan is incorporated in and made a part of this Agreement.  Capitalized terms that are not defined in this Agreement have the same meanings as in the Plan; and

B.  The Compensation Committee of the Board of Directors determined that it is in the best interests of the Company and its stockholders to grant the Award provided for in this Agreement to the Participant, pursuant to the Plan and the terms of this Agreement.

The parties agree as follows:

1. Grant of the Award.  The Company grants to the Participant, on the terms and conditions set forth in this Agreement, a performance award (the "Performance Award") with a target payment value of $ {INSERT TARGET AMOUNT} (the "Target Amount").

2. Payment of the Award.

(a)           As soon as practicable, but in no event more than 90 days, following the end of the three-year period commencing on January 1, 2008 (the "Performance Period"), the Company shall pay to the Participant, subject to Section 3, the percentage of the Target Amount determined, in accordance with the following schedule, based on Relative Company TSR for the Performance Period (the "Award Payment"):

Relative Company TSR                                                       Award Payment*

35th percentile                                                               50% of Target Amount

50th percentile                                                             100% of Target Amount

75th percentile                                                             200% of Target Amount

*Award Payments are linearly interpolated for Relative Company TSR between percentiles set forth above.

(b)           The following terms have the meanings set forth below:

(i)           "Relative Company TSR" means the Total Shareholder Return for the Company, expressed as a percentile of the Total Shareholder Returns for the companies in the Company’s peer group (as reported in the Company’s annual report to shareholders for the most recent fiscal year completed prior to the Date of Grant).

(ii)           "Total Shareholder Return" means the total return earned for the applicable period, assuming the reinvestment of dividends, by the holders of a company’s common stock.

3. Termination of Employment.

(a)           If the Participant's employment with the Company terminates prior to the date of payment of the Award, for any reason other than the death or Disability of the Participant and except following a Change in Control, the Award shall be cancelled and forfeited without consideration.

(b)           If the Participant's employment with the Company terminates during the Performance Period due to the Participant's death or Disability, the Award Payment shall equal the Target Amount, and shall be made to the Participant (or the Participant's beneficiary) on or as soon as practicable, but in no event more than 45 days, following the date of termination.

4. Change in Control.  Notwithstanding the other provisions of this Agreement, in the event that a Change in Control occurs during the Performance Period, the Award Payment shall equal the Target Amount, and shall be made to the Participant on or as soon as practicable, but in no event more than 15 days, following the date of the Change in Control.

5. No Right to Continued Employment.  Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate.  Further, the Company or any Affiliate may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as expressly provided in this Agreement.

6. Transferability.  The Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution.  Except for the designation of the Participant's beneficiary, the purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance of the Award shall be void and unenforceable against the Company or any Affiliate.

7. Withholding.  The Company shall withhold from the Award and shall deduct from the amount paid to the Participant under the Award the applicable withholding taxes in respect of the Award.  The Company shall have the right to take any other action that may be necessary in the opinion of the Company to satisfy all obligations for the payment of withholding taxes with respect to the Award or the Plan.

8. Notices.  Notice under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive offices of the Company and to the Participant at the address appearing in the records of the Company for the Participant, or to either party at another address that the party designates in writing to the other.  Notice shall be effective upon receipt.

9. Choice of Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New York without regard to principles of conflicts of law.

10. Award Subject to Plan.  The Award is subject to the Plan.  The terms and provisions of the Plan, as they may be amended from time to time, are incorporated in this Agreement.  In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the terms and provisions of the Plan will govern and prevail.

11. Section 409A.  The Award is not intended to provide for a "deferral of compensation" within the meaning of Section 409A of the Code and shall be interpreted and construed in a manner consistent with that intent.  If any provision of this Agreement or the Plan causes the Award to be subject to the requirements of Section 409A of the Code, or could otherwise cause the Participant to recognize income or be subject to the interest and additional income taxes under Section 409A of the Code, then the provision shall have no effect or, to the extent practicable, the Company may modify the provision to maintain the original intent without violating the requirements of Section 409A of the Code.

12. Signature in Counterparts.  This Agreement may be signed in counterparts.  Each counterpart shall be an original, with the same effect as if the signatures were on the same instrument.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

By:	__________________________________
Name:
Title:

Agreed and acknowledged as of the Date of Grant:

{Insert Participant Name}